Exhibit 107
Calculation of Filing Fee Tables
FORM S-4
(Form Type)
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(f)	13,802,722(3)	N/A	$143,817,141.07(4)	0.0000927	$13,331.85
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$143,817,141.07		$13,331.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13,331.85
(1)This registration statement relates to the registration of the estimated maximum number of shares of common stock, par value $0.001 per share, of the registrant (the “W. P. Carey common stock”) issuable by the registrant pursuant to the merger described herein and the Agreement and Plan of Merger dated as of February 27, 2022, by and among CPA:18 – Global (“CPA:18 – Global”), W. P. Carey Inc., CPA18 Merger Sub LLC, and, for the limited purposes set forth therein, Carey Asset Management Corp., W. P. Carey & Co. B.V., WPC-CPA:18 Holdings, LLC, and CPA:18 Limited Partnership.
(2)Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)The estimated maximum number of shares of W. P. Carey common stock to be issued in connection with the merger is based on the product of (i) 141,132,129 which represents the maximum number of shares of common stock, par value $0.001 per share, of CPA:18 – Global (the “CPA:18 common stock”) estimated to be outstanding immediately prior to the merger described herein and in the merger agreement (calculated as the sum of (A) 119,037,944 shares of Class A common stock, par value $0.001 per share, of CPA:18 – Global outstanding as of March 28, 2022, plus (B) 30,650,919 shares of Class C common stock, par value $0.001 per share, of CPA:18 – Global outstanding as of March 28, 2022, minus (C) 8,556,733 shares of CPA:18 common stock that may be deemed to be beneficially owned by the registrant or any of its subsidiaries (which will automatically be cancelled and retired and will cease to exist without any conversion thereof or payment therefor in connection with the merger)), multiplied by (ii) the exchange ratio of 0.0978 of a share of W. P. Carey common stock for each share of CPA:18 common stock.
(4)Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f)(2) and 457(f)(3) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price is equal to the sum of (i) the product of (A) 141,132,129, the estimated number of shares of CPA:18 common stock to be exchanged and cancelled for shares of W. P. Carey common stock, multiplied by (B) $4.02, the book value per share of CPA:18 common stock as of December 31, 2021, minus (ii) $423,534,017.51, the estimated maximum amount of cash to be paid by the registrant in respect of the CPA:18 common stock.
(5)Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.